Exhibit 2

Free Translation

ENTE NACIONAL DE COMUNICACIONES

Resolution 5644-E/2017

City of Buenos Aires, 21/12/2017

HAVING REVIEWED File No. EX-2017-20912532-APN-AMEYS#ENACOM, Law No. 27,078, Law No. 26,522, Decree No. 267 of December 29 2015, Decree No. 764 of September 3, 2000, Decree No. 798 of June 21, 2016, Decree No. 1340 of December 30, 2016, Decree No. 1060 of December 20, 2017, Resolution of the Registry of the NATIONAL COMMUNICATIONS AGENCY No. 1394 of April 15 of 2016, Resolution MINCOM No. 171 of January 30, 2017, RESOL-2017-5641-APN-ENACOM#MM of December 20,2017, and

WHEREAS:

[Recitals intentionally omitted]

Therefore,

THE BOARD OF DIRECTORS OF THE ENTE NACIONAL DE COMUNICACIONES HEREBY RESOLVES:

SECTION 1.- The company CABLEVISIÓN S.A. is hereby authorized to transfer in favour of the company TELECOM ARGENTINA S. A. the Broadcasting Registry by physical and / or radioelectric link, including the permissions / frequencies necessary for the provision of the broadcasting service by subscription through radioelectric link, as well as the authorizations of areas for the provision of those services (physical and radioelectric link), which may operate in Area II, defined in accordance with the provisions of Decree No. 1,461 / 93 and its amendments, and in the cities of Rosario, Santa Fe province and Córdoba, in the same province, as of January 1, 2018, in accordance with the provisions of section 5 of the National Decree No. 1,340 / 2016, and in the rest of the areas authorized on the dates and with the modalities provided by ENACOM Resolution No. 5,641 / 2017 dated December 20, 2017.

SECTION 2.- The company CABLEVISIÓN S. A. is hereby authorized to transfer the registration of the Radio-Electric Trunking Services License (“SRCE”) to the company TELECOM ARGENTINA S. A.

SECTION 3.- The company CABLEVISIÓN S.A. is hereby authorized to transfer in favour to the company TELECOM ARGENTINA S. A the authorizations and permits for the use of frequencies and the assignments of numbering and signaling resources for the provision of the referred services that are owned by the absorbed company CABLEVISIÓN S.A., under the terms of the current legislation (Annex IV of Decree 764/2000), and of the agreement signed by the company NEXTEL COMMUNICATIONS ARGENTINA S.R.L., on April 12, 2017 (IF-2017-08818737- APN-ENACOM#MCO), according to which TELECOM ARGENTINA S.A., in its capacity as surviving company of CABLEVISIÓN S. A, must, within TWO (2) YEARS of the merger's approval by the NATIONAL COMMISSION FOR THE DEFENSE OF COMPETITION and the ENACOM or the organizations that in the future will replace them in their functions, return the radioelectric spectrum that exceeds the limit provided in Article 5º of the Resolution Nº 171-E / 17 of the MINISTRY OF COMMUNICATIONS and / or the norm that replaces it in the future. To this end, the company must submit to the ENTE NACIONAL DE COMUNICACIONES, with a minimum of one year's notice before the expiration of the TWO (2) year term, a proposal for adaptation to said cap. ENACOM may accept the proposal, reject it and / or request a new presentation with the modifications it deems pertinent.

SECTION 4. - the withdrawal request filed by the company CABLEVISIÓN S. A. in its filing of November 15, 2017, from the registries of the Personal Notice Services (SAP), Community Repeater Services (SRC), Public Telephony Services (STP), Vehicle Localization Services (SLV), and Radioelectric Link Alarm Services (SAVR), is hereby accepted.

SECTION 5. - the withdrawal request filed by TELECOM ARGENTINA S. A. with respect to the Community Repeater Services (SRC), is hereby accepted.

SECTION 6. - the licenses and registration granted to CABLEVISIÓN S.A. for Data Transmission Services, Local Telephony Services (STL), Broadcasting Signal Transportation Services (STSR), Value Added Services (VAS), Videoconference Services (SVC), National Long Distance Telephony Services (STLDN), International Long Distance Telephony Services (STLDI) and Advanced Mobile Communication Services (SCMA), with respect to which TELECOM ARGENTINA S.A. already has title, is hereby canceled.

SECTION 7.- The change of corporate control in accordance with section 33 of the General Corporate Law N°19,550 in the company TELECOM ARGENTINA S. A. is hereby authorized and will occur once the merger becomes effective and the Shareholders’ Agreement dated July 7, 2017 accompanied in its presentation of September 21, 2017 enters into force, as a result of which CABLEVISIÓN HOLDING S.A. will be the controlling entity of TELECOM ARGENTINA S. A. as a surviving company of CABLEVISIÓN S. A.

SECTION 8. - The licensee TELECOM ARGENTINA S. A., as provider of physical or radioelectic link Subscription Broadcasting Services, shall comply with the obligations set forth under Section 95, paragraphs a) to f) of Law No. 27,078.

SECTION 9. - TELECOM ARGENTINA S. A. is hereby declared as an actor with material power in the Reference Markets set forth under Annex I of Report No. IF-2017-34186983-APN- DNDCRYS#ENACOM, prepared by the NATIONAL DIRECTION FOR THE DEVELOPMENT OF COMPETITION IN NETWORKS AND SERVICES.

SECTION 10. - The licensee TELECOM ARGENTINA S. A. shall, within a term of SIXTY (60) days as from the issuance of this Resolution, offer the Retail Access services for Fixed Internet in the locations set forth in Annex I of Report No. IF-2017-34186983-APN- DNDCRYS#ENACOM, prepared by the NATIONAL DIRECTION FOR THE DEVELOPMENT OF COMPETITION IN NETWORKS AND SERVICES, at a price that may not exceed the lowest value offered by the company in Area II—as defined under Decree No. 1461 of July 19, 1993, as amended—for Retail Access services for Fixed Internet of similar characteristics. In order to determine such lowest price in Area II, the company shall take into account in its calculations the promotions and discounts offered. In the event that in one or more of the locations detailed in the abovementioned Annex I do not have services with similar characteristics to those in Area II, the company shall provide such services at the lowest price offered in the entire country for the relevant service, including promotions and discounts.

SECTION 11. - The licensee TELECOM ARGENTINA S. A. shall, within a term of SIXTY (60) days as from the issuance of this Resolution, inform to this Application Authority, and publish in its institutional website, all of the commercial plans for Retail Access services for Fixed Internet, identifying those with the lowest prices, including promotions and discounts. Also, in the event of a change in the terms and conditions and/or the value of any of the prices offered for Retail Access services for Fixed Internet, TELECOM ARGENTINA S. A. shall inform ENACOM no later than SIXTY (60) calendar days.

SECTION 12. - TELECOM ARGENTINA S. A. shall guarantee other providers, under conditions that are transparent, non-discriminatory and cost oriented, access to its own support infrastructure, especially posts, masts and ducts.

SECTION 13. - The measures referred under Sections 9º, 10, 11 and 12 of this Resolution shall remain in effect for TWO (2) years counted as from the issuance of this Resolution, or until the existence of effective competition if all or in any of the relevant locations is verified. Such term may be extended or rendered without effect by the Application Authority.

 SECTION 14. - In connection with the rendering of Quadruple Play services, Section 7 of Decree No. 1340 of 2016 shall apply.

SECTION 15. - The company CABLEVISIÓN HOLDING S.A. shall submit evidence of the registration of the change of authorities informed within a term of ONE HUNDRED EIGHTY (180) days as from the approval of this transaction.

SECTION 16. - Let this Resolution be communicated, published, sent to the NATIONAL DIRECTION OF THE OFFICIAL REGISTRY, complied with and filed. —Miguel Angel de Godoy